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                                                                    EXHIBIT 99.1


                             [CONCORD LOGO]





CONTACT:                   OR               LENS' INVESTOR RELATIONS COUNSEL:
CONCORD CAMERA CORP.                        THE EQUITY GROUP INC.
HARLAN PRESS                                ROBERT GOLDSTEIN  (212) 371-8660
VICE PRESIDENT AND TREASURER                DEVIN SULLIVAN    (212) 836-9608
(954) 331-4200

                              FOR IMMEDIATE RELEASE

       CONCORD CAMERA CORP. ANNOUNCES A RESTRUCTURING PLAN AND OTHER COST
                             REDUCTION INITIATIVES

HOLLYWOOD, FLORIDA - DECEMBER 6, 2004 - CONCORD CAMERA CORP. ("CONCORD" OR "COMPANY") (NASDAQ: LENSE) announced that a decision was made to implement a restructuring plan which involves significantly reducing its reliance on internally designed and manufactured digital cameras and increasing the design and co-development of digital cameras with contract manufacturers so as to continue to provide competitive products to the retail market. The Company's reliance on internally designed and manufactured digital cameras is expected to be significantly reduced by the end of the third quarter of Fiscal 2005. The restructuring plan and other cost-reduction initiatives are a result of the Company's previously announced strategic review process to determine how the Company may better compete in the digital camera market. The Company's objective is to significantly reduce costs and expenses and achieve a more competitive business model with a goal to return to profitability.

The Company believes that it will be more cost-effective and less capital intensive to increase its reliance on the design and co-development of digital cameras with contract manufacturers, due, in part, to the overcapacity in world-wide digital camera manufacturing. By increasing the design and co-development of digital cameras with contract manufacturers, the Company anticipates that it will reduce or eliminate certain costs and risks related to the digital camera design and manufacturing process. These costs include: (1) capital expenditures (including tooling, plant, property and equipment), (2) working capital related to raw materials and components inventory, and (3) those resulting from digital camera manufacturing inefficiencies. In addition, the change in direction reduces product development issues and the exposure to the ongoing erosion in the value of digital camera raw material and component inventory and purchase commitments. Sufficient quantities of internally designed and manufactured digital camera products will be available to fulfill customer commitments and forecasts. Management does not expect any customer service issues. The Company is continuing to review its strategies including the extent of its future participation in the digital camera market.





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CONCORD CAMERA CORP.                                                      PAGE 2
DECEMBER 6, 2004

As a result of the restructuring plan, the Company anticipates incurring restructuring related charges of approximately $6.6 million in Fiscal 2005. The restructuring related charges include approximately $2.7 million in employee severance and retention costs and approximately $3.9 million in anticipated digital camera and component inventory provisions. In addition, the Company anticipates incurring approximately $0.9 million in accelerated depreciation, on equipment, tooling and other fixed assets. Due to the restructuring plan and other cost-reduction initiatives, approximately 1,700 positions will be eliminated throughout the world by the end of the third quarter of Fiscal 2005. The majority of these positions are expected to be eliminated in the Company's PRC manufacturing facilities and Hong Kong operations.

The Company has also implemented cost-reduction initiatives for Fiscal Years 2005 and 2006 and anticipates incurring in Fiscal 2005 approximately $1.3 million in expenses related to its implementation. The expenses related to the other cost-reduction initiatives, and the charges related to the restructuring plan and the accelerated depreciation total approximately $8.8 million. The restructuring plan and other cost reduction initiatives are anticipated to result in significant cost reductions in fiscal years 2005 and 2006.

ABOUT CONCORD CAMERA CORP.

Concord Camera Corp., through its subsidiaries, is a global producer of popularly priced, digital, 35mm traditional and single use cameras. Concord markets its cameras under the trademarks POLAROID, CONCORD, CONCORD EYE Q and JENOPTIK. Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the Peoples Republic of China, the United Kingdom, Japan and France and through independent sales agents. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD and CONCORD EYE Q are trademarks and/or registered trademarks of Concord Camera Corp. in the United States and/or other countries. The JENOPTIK trademark is owned by Jenoptik AG and is used by Concord under license from Jenoptik AG. Learn more about Concord Camera Corp. at www.concord-camera.com.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding expected cost savings, our ability to meet customer demands and fulfill customer service obligations and anticipated or expected results and the future implementation of our strategic plan, in particular, the restructuring plan, cost-reductions initiatives and anticipated financial benefits of significantly reducing our reliance on internally designed and manufactured digital cameras and increasing the design and co-development of digital cameras with contract manufacturers, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 2004 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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